Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-162940, 333-156239, 333-149741, 333-136473, 333-128923, 333-115840, 333-110264, 333-44954, 333-92631, 333-92629, 333-57331, 333-32911 and 333-08863 on Form S-8 of our reports dated February 19, 2010, relating to the consolidated financial statements of FEI Company and subsidiaries (the “Company”) (which report includes an explanatory paragraph referring to the adoption of FASB ASC 740, Income Taxes (formerly Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement 109), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP
February 19, 2010 Portland, Oregon

EX – 23